                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): August 10, 1999


                               REALNETWORKS, INC.
               (Exact Name of Registrant as Specified in Charter)

                                   WASHINGTON
                 (State or Other Jurisdiction of Incorporation)

                                     0-23137
                            (Commission File Number)

                                   91-1628146
                        (IRS Employer Identification No.)

               2601 ELLIOTT AVENUE, SUITE 1000, SEATTLE, WA 98121
                    (Address of Principal Executive Offices)

                                 (206) 674-2700
              (Registrant's telephone number, including area code)

                1111 THIRD AVENUE, SUITE 2900, SEATTLE, WA 98101
          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 5.  OTHER EVENTS.

         On August 10, 1999, RealNetworks, Inc. ("RealNetworks") acquired all of the outstanding capital stock of Xing Technology Corporation, a California corporation ("Xing"), pursuant to an Agreement and Plan of Merger dated as of April 12, 1999, as amended on July 28, 1999 (the "Merger Agreement"), among RealNetworks, Xing, XTC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of RealNetworks ("Xing Acquisition"), and certain shareholders of Xing. In accordance with the terms of the Merger Agreement, Xing Acquisition merged with and into Xing, with Xing as the surviving corporation (the "Merger").

         Xing, founded in 1989 and based in San Luis Obispo, California, is a leading provider of high performance, standards-based digital audio and video encoding and decoding technology, including MP3 software.

         Pursuant to the Merger Agreement, RealNetworks issued an aggregate of 732,280 shares of RealNetworks common stock, par value $0.001 per share ("RealNetworks Common Stock"), and all outstanding options of Xing were replaced by options to acquire shares of RealNetworks Common Stock pursuant to the formula set forth below. Such consideration was determined in arm's-length negotiations between RealNetworks and Xing.

         At the effective time of the Merger, each outstanding share of Xing common stock, no par value ("Xing Common Stock"), including shares of Xing Common Stock issued upon conversion of outstanding shares of Xing preferred stock or other residual equity interests, was converted into the right to receive that number of shares of RealNetworks Common Stock determined (i) by dividing $50,000,000, subject to certain adjustments set forth in the Merger Agreement, by the total number of shares of Xing capital stock outstanding immediately prior to the effective time on a fully diluted basis, assuming the exercise of all outstanding options, warrants, or other rights to purchase shares of Xing Common Stock, whether or not exercisable, and the conversion of all residual equity interests, and (ii) further dividing the quotient obtained by the average of the per share last daily closing price of the RealNetworks Common Stock during the ten trading days ending on the trading day immediately preceding the closing date (the "Average Closing Price").

           The calculation of the Average Closing Price was subject to certain adjustments including an adjustment such that if the Average Closing Price exceeded $65.00, the Average Closing Price would be deemed to be equal to $65.00. Similarly, if the Average Closing Price was less than $50.00, the Average Closing Price would be deemed to be equal to $50.00.


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         As a result of the Merger, the Xing shareholders received approximately
1% of the outstanding RealNetworks Common Stock, including the indemnification shares described below.

         In addition, each option to purchase shares of Xing Common Stock outstanding at the effective time of the Merger was replaced by RealNetworks and will be treated as an option to purchase that number of shares of RealNetworks Common Stock equal to the product of the exchange ratio and the number of shares of Xing Common Stock subject to such option.

         The shares of RealNetworks Common Stock issued as a result of the Merger were issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

         The Merger will be accounted for as a pooling of interests.

         Pursuant to the Merger Agreement, the shareholders of Xing have agreed to indemnify and hold RealNetworks harmless from losses that RealNetworks or its affiliates may suffer as a result of (i) any inaccuracy in, or breach of, any representation or warranty made by Xing in the Merger Agreement or related agreements; and (ii) any breach by, or failure of Xing to comply with, any covenant or obligation in the Merger Agreement or related agreements. A total of 73,142 shares of RealNetworks Common Stock issued in connection with the Merger have been deposited with an escrow agent to secure these indemnification obligations.

         The description of the Merger Agreement herein, which is incorporated by reference as an exhibit to this Form 8-K, does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS.

   (c)   Exhibits

         2.1 Agreement and Plan of Merger by and among RealNetworks, Inc., Xing Technology Corporation, XTC Acquisition Corp. and certain shareholders of Xing dated as of April 12, 1999 (incorporated by reference to Exhibit 2.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)

         2.2 Amendment No. 1 to Agreement and Plan of Merger dated as of July 28, 1999


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    REALNETWORKS, INC.




                                    By: /s/ Paul Bialek
                                       ----------------------------------------
                                       Paul Bialek
                                       Senior Vice President - Finance and
                                       Operations and Chief Financial Officer

Date:  August 20, 1999


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                                  EXHIBIT INDEX

EXHIBIT       DESCRIPTION
-------       -----------

2.2           Amendment No. 1 to Agreement and Plan of Merger dated as of July
              28, 1999


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